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NEWS RELEASE
FOR IMMEDIATE RELEASE                                              EXHIBIT 99.1

HOME CITY FINANCIAL CORPORATION REPORTS 3RD QUARTER NET INCOME

Springfield, Ohio, October 22, 2004 - Home City Financial Corporation (Nasdaq SmallCap Market: HCFC) announced net income of $151,000, or $.19 basic earnings per share, for the third quarter ended September 30, 2004, compared to $150,000, or $.20 basic earnings per share, for the quarter ended September 30, 2003. Diluted earnings per share for the quarters were $.19 and $.20, respectively. HCFC's net income for the nine months ended September 30, 2004, was $500,000, or $.63 basic earnings per share, compared to $498,000, or $.66 basic earnings per share, for the comparable period in 2003. Diluted earnings per share for the first nine months of 2004 and 2003 were $.62 and $.65, respectively. Net interest income decreased by $154,000 for the nine-month period, reflecting decreased interest rate spreads. Noninterest income decreased by $44,000 from last year's nine-month period due to decreased gains on the sale of securities and other income. The provision for loan losses of $142,000 was $258,000 less than the amount provided in the first nine months of last year as a result of management's analysis of the composition of loan delinquencies and the local and national economies. Noninterest expense increased $59,000 mainly reflecting personnel related decisions. The federal income tax provision decreased by only $1,000 from the same period last year.

Assets totaled $158.4 million at September 30, 2004, an increase of $6.6 million, or 4.4%, from December 31, 2003. Net loans receivable increased $1.8 million, or 1.4%, during the first nine months of 2004 and totaled $128.3 million at September 30, 2004. Loan balances increased mainly due to growth in the commercial real estate portfolio. The $5.6 million growth in available-for-sale securities was funded mainly by increases in deposits and by allocation of federal funds into short term treasury positions. Deposits totaled $108.0 million at September 30, 2004, an increase of $4.1 million, or 4.0%, from $103.9 million at December 31, 2003. Our tiered prime statement savings account continues to be a popular product offering flexibility and upward rate mobility.

HCFC paid a dividend of $.11 per share on September 15, 2004, to holders of record at September 8, 2004. Year-to-date dividends of $.33 per share have been paid for a current annualized dividend yield of 2.75%. HCFC's stock price stood at $16.00 per share at September 30, 2004, compared to $15.16 per share at September 30, 2003. Information on transactions in HCFC's shares is quoted on The Nasdaq SmallCap Market under the symbol "HCFC".

Contact: J. William Stapleton, President, CEO and COO
         (937) 390-0470



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HOME CITY FINANCIAL CORPORATION

Selected Consolidated Financial Condition Data:    Sept. 30,       Dec. 31,           Incr.             %
-----------------------------------------------       2004            2003           (Decr.)          Change
        ($ In thousands)                              ----            ----           -------          ------
Total assets                                       $158,386        $151,784        $  6,602             4.4%
Loans, net                                          128,273         126,512           1,761             1.4
Allowance for loan losses                               822             995            (173)          (17.4)
Available-for-sale securities                        10,720           5,089           5,631           110.7
Federal Home Loan Bank stock                          2,335           2,265              70             3.1
Deposits                                            108,031         103,922           4,109             4.0
Federal Home Loan Bank advances                      36,722          34,764           1,958             5.6
Shareholders' Equity                                 12,471          11,907             564             4.7


                                                       Three Months Ended              Nine Months Ended
Selected Consolidated Operations Data:                     Sept. 30,                        Sept. 30,
--------------------------------------                     ---------                        ---------
($ in thousands except per share amounts)             2004            2003            2004             2003
                                                      ----            ----            ----             ----

Total interest income                                $2,179          $2,301          $6,528          $6,952
Total interest expense                                1,090           1,133           3,268           3,538
                                                     ------          ------          ------          ------
         Net interest income                          1,089           1,168           3,260           3,414
Provision for loan losses                                42             200             142             400
                                                     ------          ------          ------          ------
         Net interest income after
         provision for loan losses                    1,047             968           3,118           3,014
Total noninterest income                                 57              46             158             202
Total noninterest expense                               881             798           2,566           2,507
                                                     ------          ------          ------          ------
         Income before federal income tax               223             216             710             709
Federal income tax expense                               72              66             210             211
                                                     ------          ------          ------          ------
Net income                                           $  151          $  150          $  500          $  498
                                                     ------          ------          ------          ------
Earnings per share
            Basic                                    $ 0.19          $ 0.20          $ 0.63          $ 0.66
            Diluted                                  $ 0.19          $ 0.20          $ 0.62          $ 0.65